                            JOINT VENTURE AGREEMENT

            JOINT VENTURE AGREEMENT made this       day of July, 1995, by and
between AMERICAN BROADWAY, INC., a Texas corporation, with offices at 515 Post Oak, #300, Houston, Texas 77027 ("ABI"), and GENTRY & ASSOCIATES, Inc., a Maryland corporation, with offices at 32 Wa1ker Avenue, Gaithersburg, Maryland 20877 ("Gentry").

                              W I T N E S S E T H :

            WHEREAS, ABI and Gentry have been formed to engage in the business of presenting Non-Equity live stage Broadway-type productions of plays and musicals (collectively, "Productions"); and

            WHEREAS, the parties are desirous of forming a joint venture for the purpose of financing, producing, managing and presenting Productions; and

            WHEREAS, the parties are desirous of confirming their agreement in writing,

            NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

            1. Formation. The parties hereby form a joint venture (the "Joint Venture") for the purpose of engaging in the business of financing, producing, managing and presenting Productions in any venue. The office of the Joint Venture shall be located at the offices of Gentry and the Joint Venture shall be known and conduct business as "Networks".

            2. Term.

                  (a) The Joint Venture shall commence on the date of this Agreement and shall continue to exist from such date until the date that is three (3) years from the first day of the first month following the first performance of the Joint Venture's first Production (the "Term"), unless sooner terminated or dissolved as hereinafter provided. The Term shall be automatically extended from year to year for an additional period of one year if the Net Profit Threshold, hereinafter defined, shall have been attained.

                  (b) With respect to the initial three (3) years of the Term, the "Net Profit Threshold" shall be attained if either (i) ABI shall have earned ABI's share of Net Profits and ABI Fees, hereinafter defined, in the amount of $350,000 during the third year of the Term or (ii) ABI shall have earned $750,000 in ABI's share of Net Profits and ABI Fees cumulatively during the initial three (3) years of the Term. Thereafter, the Net Profit Threshold shall be attained if during the two (2) years immediately preceding the end of the then current Term ABI shall have earned $750,000 in ABI's share of Net Profits and ABI Fees, cumulatively.

                  (c) For purposes of this Agreement, "Net Profits" shall mean the gross income of the Joint Venture from any source, less all expenses of the Joint Venture, including but not limited to recoupment of production expenses for each Production, all running expenses for each Production, including fees paid to each party pursuant to paragraph 5 hereof, and payment of all outstanding overhead costs for the Joint Venture. By way of example, annexed hereto as Exhibit A is a statement of the projected overhead costs for the Joint Venture for the first year of operation, which has been mutually approved. Actual overhead costs, and production and operating budgets for each Production shall be determined by both parties.

            3. Capital.

                  (a) Capital for the Joint Venture shall be contributed by each of the parties in equal proportions only as, if and when required and necessary for the business of the Joint Venture. The respective interests of the each of the parties in the Joint Venture is as follows:

                        Name              Percentage
                        ----              ----------

                        ABI                   50%

                        Gentry                50%

                  (b) In addition to the overhead and other normal operating expenses of the Joint Venture described herein, the parties each agree to use their best efforts to contribute or raise one-half of the capital requirements to open and present the Productions. Any advances paid by ABI on account of any ABI-presented dates shall not be considered part of ABI's capital contribution.

                  (c) In the event Gentry is unable to finance any portion of its capital obligation, ABI shall lend to Gentry such portion of Gentry's obligation as it is unable to fulfill. In consideration of such financing, Gentry shall pay to ABI interest on any loans, made by ABI to Gentry at the per annum rate of (i) the NationsBank posted prime rate of interest as stated from time to time, plus (ii) four (4%) percent, calculated on an average daily balance per month. Interest shall be paid on interest earned at the same rate at any time the amount of the loan outstanding from Gentry to ABI exceeds $500,000. Such loans shall be repaid by Gentry to ABI as funds become available to Gentry, out of first profits of each Production or earlier, all payments being applied first to accrued interest, and ABI shall have a claim against Gentry's interest in the Joint Venture, until such time as the loans have been paid in full. The parties agree to use their best efforts, including taking into account any advances received from venues at which the Productions will be presented and cash flow generated by the Productions, to cause the need for out-of-pocket disbursements by them to be minimized; provided, however, that nothing herein contained shall cause the Joint Venture not to pay its expenses in a timely manner or not to be operated in an efficient, responsible manner.

            4. Profits and Losses. There shall be established on the books of the Joint Venture a capital account for each of the parties. The capital account for each of the parties shall be credited with the capital contributions of the parties as set forth in Paragraph 3 and with the amount of profits allocable to each of the parties and shall be charged with the amount of all distributions made to the parties and the amount of all losses allocable to the parties. Upon dissolution and liquidation of the Joint Venture, both parties shall be obligated to repay to the Joint Venture any deficit in their capital accounts to the extent necessary to pay any liabilities of the Joint Venture.

            5. Fees and Services. Gentry shall cause its President, Kenneth Gentry, to furnish his services to the Joint Venture as may be necessary in order to effectuate the purposes of this Agreement, and he shall notify ABI whenever he is working on a project unrelated to the activities of the Joint Venture. Upon the formation of the Joint Venture, ABI shall designate a representative and shall cause such representative to provide such services to the Joint Venture as ABI in its reasonable business judgment determines are necessary in order to effectuate the purposes of the Joint Venture, and ABI shall have the right at any time to designate a substitute of comparable experience and authority. In consideration of these services, Gentry shall receive a weekly fee for each of the first two
(2) Productions the Joint Venture produces during any year of the Term in the amount of $5,000 (the "Gentry Fee") and ABI shall receive a weekly fee of $2,000 (the "ABI Fee"). Such fees shall be paid only for the first fifty (50) performance weeks, cumulatively, for the two subject Productions within that year of the Term, beginning with the first week of performances for each production (i.e., a yearly maximum payment to Gentry of $250,000 and to ABI of $100,000); and for any Production presented by the Joint Venture in excess of two (2) per year, any additional fees shall be subject to the mutual agreement of the parties but shall always remain in the same relative proportion to each other as the fees set forth above. In the event any Production shall suffer an accounting loss in any week (including, for these purposes, scheduled weekly repayment installments of Joint Venture startup expenses prior to July 1, 1996 [during the first year only], Joint Venture overhead [for each July 1 - June 30 period, commencing July 1, 1996], and production costs for such Production), $2,000 of each party's fees set forth above shall be deferred on a pro-rata basis until such time, if ever, as there shall be money available from first weekly profits of such

Production to cause the payment of the deferred fees. While this deferral of fees and recovery of deferred fees may be cross-collateralized over the entire length of each Production, the proceeds of one Production shall not be used to pay the fees deferred in another Production.

            6. Management. The parties agree that they will consult with one another with respect to all business, financial, creative, personnel and artistic matters of every nature and description involving the affairs of the Joint Venture and its Productions, and all decisions shall require the mutual agreement of the parties, each of them having one vote on such matters. However, Gentry shall have the authority to make day-to-day business, creative and other decisions of the type customarily delegated to the general manager without the consultation of ABI. Kenneth Gentry is hereby designated by Gentry as its representative for purposes of exercising managerial discretion and upon the formation of the Joint Venture, ABI shall designate its representative. Any documents or instruments necessary to effectuate the decisions of the Joint Venture may be executed on behalf of the Joint Venture by either of the parties hereto, provided such decisions have been mutually agreed.

            7. Books and Records. Proper accounting records of all business of the Joint Venture shall be maintained by ABI and kept open to the inspection and copying of either of the parties or their designee or legal representatives at all reasonable business times. Should ABI elect to engage an outside certified public accounting firm for the Joint Venture, Gentry shall have the right to approve the choice of outside firms, such approval not to be unreasonably withheld or delayed. Accounting for the individual Productions shall be provided by Gentry on a weekly basis. ABI shall have the right to designate an outside certified public accounting firm for each Production, subject to the approval of Gentry, not to be unreasonably withheld or delayed. The Joint Venture shall maintain its accounting records and shall report for income tax purposes on the accrual basis of accounting with a fiscal year ending June 30 or another mutually agreed upon date. ABI shall provide Gentry with monthly financial status reports on the Joint Venture, and at the end of each fiscal year, a complete account of the affairs of the Joint Venture shall be furnished by ABI to each of the parties, together with such appropriate information as may be required by each party for the purpose of preparing its income tax return for that year.

            8. Bank Accounts. The Joint Venture shell maintain its accounts in the name of the Joint Venture at NationsBank, where all income and monies of the Joint Venture shall be deposited. Any check or series of checks for any one transaction in excess of $20,000 disbursed by the Joint Venture shall contain the signature of one designee of each member of the Joint Venture.

            9. Other Activities.

                  (a) Subject to the provisions of paragraph 5, each party shall devote such efforts and such time as may be necessary or advisable for the furtherance of the activities of the Joint Venture. Each party shall have the right to engage in other business activities during the Term, including, without limitation the production of other plays or shows alone or in conjunction with other persons and any other activities which may be deemed competitive with the activities of the Joint Venture.

                   (b) Notwithstanding the foregoing, the parties shall offer to the Joint Venture exclusively any Productions in any venue; provided, however, that should the Joint Venture use its best efforts to present a particular Production under this Agreement and be unsuccessful, then either party may make a minimal passive investment in such project if produced by a third party, without the active involvement of the other party hereto, provided that such investment shall not exceed twenty-five (25%) percent of the capitalization of such project and the investing party shall first have notified the other party hereto of its intention to make such investment. Neither party shall assist in acquiring the non-Equity rights in any project for any person or entity other than the Joint Venture or have any other involvement in a non-Equity production not produced by the Joint Venture except for such minimal passive investment. Gentry and Kenneth Gentry, individually, and ABI and its affiliates further agree not to provide their services for any other person or entity with regard to a non-Equity production.

                  (c) ABI and its affiliates shall have the right to present non-Equity productions locally, whether produced by the Joint Venture or other entities, as part of their ongoing business of presenting productions, and any profits from such activities shall remain solely the property of ABI or its affiliates, as the case may be. With regard to ABI's presentation of Productions, ABI shall negotiate the presenting deal with the Joint Venture in good faith. In the event a third party producer becomes involved in a Production, the provisions of this Agreement shall continue to apply as between ABI and Gentry independent of any arrangement they may make with such third party producer.

            20. Termination.

                  (a) The Term and the business of the Joint Venture shall terminate upon the occurrence of any of the following:

                        (i) upon written notice (the "Termination Notice")
                  from one member of the Joint Venture to the other within thirty (30) days after the end of the then current Term if the Net Profit Threshold has not been attained or, if a determination of net profits for the current year has not yet been made, within thirty (30) days after such date as a determination has been made by the accountants for the Joint Venture that the Net Profit Threshold has not been attained, which notice shall set forth a date (the "Termination Date") that is not less than thirty (30) nor more than sixty (60) days after the date of the Termination Notice;

                        (ii) the bankruptcy, dissolution or liquidation of
                  either member of the Joint Venture or its withdrawal pursuant to paragraph 2 hereof;

                        (iii) the death, illness, disability, incapacity or
                  otherwise of Kenneth Gentry such that he is unable to perform his duties hereunder in the manner contemplated for sixty (60) consecutive days or an aggregate of one hundred eighty (180) days in any twelve-month period; or

                        (iv) any other event causing the termination of the
                  Joint Venture under the laws of the State of Texas.

                  (b) With respect to subparagraph 10(a)(i), termination of the Joint Venture shall be effective as of the last day of the then current Term (the "Effective Date"), with an appropriate adjustment between the parties giving effect to any profit or loss of the Joint Venture between the Effective Date and the Termination Date, and with respect to subparagraphs 1O(a)(ii), (iii) and (iv), termination of the Joint Venture shall be effective on the day on which the event occurs giving rise to such termination.

            11. Liquidation.

                  (a) Upon the termination of the Joint Venture, the assets of the Joint Venture shall be liquidated as promptly as possible, and the cash proceeds shall be applied in the following order of priority:

                        (i) To the payment of debts, taxes, obligations and
                  liabilities of the Joint Venture and the necessary expenses of liquidation. Where there is a contingent debt, obligation or liability, a reserve shall be set up to meet it, and if and when such contingency shall cease to exist, the monies, if any, in such reserve shall be distributed as provided for in this paragraph 11;

                        (ii) To the repayment of any remaining loans and
                  accrued interest due to ABI from Gentry pursuant to paragraph 3(b), which amounts, if any, shall reduce any amount distributable to Gentry pursuant to subparaqraphs (iii) and/or (iv) following;

                        (iii) To the repayment of the capital accounts of the
                  parties, such parties sharing such repayment proportionately to their respective capital accounts;

                        (iv) The surplus, if any, of such assets then
                  remaining shall be divided among the parties in proportion to their percentage interests in the Joint Venture.

                  (b) Notwithstanding the termination and liquidation of the Joint Venture, the parties shall continue to remain obligated to each other with respect to any Productions in development or running on the date of termination. A Production shall be considered to be in development when either the non-Equity rights have been acquired by the Joint Venture or a written proposal mutually agreed to by the parties to acquire such rights is in negotiation with the holder of such rights. Any net profits derived from such Productions shall be divided by the parties in accordance with the terms of this Agreement.

            12. Arbitration. Any dispute related to any asserted breach of his Agreement shall be determined and settled by arbitration before a single arbitrator in the City of New York in accordance with the rules of the American Arbitration Association then obtaining. There shall be no right to arbitrate management decisions that are not asserted to be a breach of this Agreement. Any award rendered shall be final and conclusive upon the parties, and judgment thereunder may be entered in any court having jurisdiction thereof.

            13. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telex, telecopier, or similar electronic device, upon the close of business, provided it is sent on a business day between 9:00 a.m. and 4:00 p.m., but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, on the first business day after dispatch; and if mailed by certified mail, return receipt requested, two (2) business days after delivery or the return of the notice to the sender marked "unclaimed". All notices, requests and demands are to be given or made to the parties at the following addresses (or to such other addresses as any party may designate by notice in accordance with the provisions of this paragraph):

     If to ABI:                         American Broadway, Inc.
                                        515 Post Oak #300
                                        Houston, TX 77027
                                        Attention: Mickey Gayler
                                        Telephone: (713) 621-8600
                                        Telecopier: (713) 963-0617

     With a copy to:                    Robinson Brog Leinwand Reich
                                        Genovese & Gluck P.C.
                                        1345 Avenue of the Americas
                                        New York, New York 10105
                                        Attn: Richard M. Ticktin, Esq.
                                        Telephone: (212) 586-4050
                                        Telecopier: (212) 956-2164

     If to Gentry:                      Gentry & Associates, Inc.
                                        32 Walker Avenue
                                        Gaithersburg, Maryland 20877
                                        Attn: Kenneth Gentry
                                        Telephone: (301) 258-1016
                                        Telecopier: (301) 670-9814

     With a copy to:                    Frankfurt Garbus Klein & Selz
                                        488 Madison Avenue
                                        New York, New York 10022
                                        Attn: Seth D. Gelblum, Esq.
                                        Telephone: (212) 980-0120
                                        Telecopier: (212) 593-9175


            14. Waivers and Amendments.

                  (a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties. The provisions of this Agreement may be waived only by an instrument in writing executed by the party granting the waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

                  (b) No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

            15. Additional Documents. Each of the parties shall from time to time, at the request of the other, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full force and effect to the provisions of this Agreement.

            16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns, but is not otherwise assignable without the prior written consent of the non-assigning party. Any attempted assignment in violation of this paragraph shall be void and of no force or effect. Notwithstanding the foregoing, ABI and its permitted assignees shall have the right to assign this Agreement to any corporation in which the majority of the voting stock is owned by PACE Entertainment Corporation or one of its affiliates, or by a partnership in which PACE Entertainment Corporation or one of its affiliates is a general partner, and Gentry shall have the right to sign this Agreement to any corporation in which the majority of the voting stock is owned by Gentry and Associates, Inc. or Kenneth Gentry or a partnership in which either of the foregoing parties is a general partner.

            17. Partial Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable, all of the remaining provisions shall not be affected thereby and shall nevertheless continue in full force and effect.

            18. Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto, and supersedes all prior oral and written agreements.

            19. Governing Law. This Agreement shall be interpreted, construed and governed in all respects under the laws of the State of Texas applicable to contracts entered into and wholly performed therein.

            20. Section and Other Headings. The headings set forth at the beginning of each paragraph are for the convenience of reference and do not convey any independent meaning.

            21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have set their hand as of the year and date first above written.

                                    AMERICAN BROADWAY, INC.


                                    By: /s/ Gary Becker
                                        -----------------------------
                                            Gary Becker, President

                                    GENTRY & ASSOCIATES


                                    By: /s/ Kenneth Gentry
                                        -----------------------------
                                            Kenneth Gentry, President

AS TO PARAGRAPHS 5 and
9(b) ONLY:


/s/ Kenneth Gentry
-----------------------------
    KENNETH GENTRY

                                    EXHIBIT A

                            JANUARY 1996 - JUNE 1997

                            NETWORKS OVERHEAD BUDGET

                                         TOTAL         TOTAL           TOTAL          1             11
                                     Jan 1-Jun 30  Jul 1-Jun 30  Jul 1-Jun 30   Mo. Budget      Mo. Budget
                                         1995         1995/96        1996/97      Jul 96       Aug 96-Jun 97
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
STAFF PAYROLL:
      General Mgr. Assistance            4,000         28,200         29,850          2,350          2,500
         Production Assistant                0         21,600         21,600          1,800          1,800
            Admin. Assistants                0              0         16,720                         1,520
             Health Insurance                0          6,600          6,600            550            550
                  Payroll Tax                0          6,225          6,600            519            728

  Subtotal Payroll Cost                  4,000         62,625         83,291          5,219          7,098

OFFICE EXPENSE:
          Office Space Rental                0         15,000         15,550          1,250          1,300
       Copier/Office Supplies            1,800          3,900          4,175            325            350
       Postage Machine Rental                0            600            600             50             50
          Phone System Rental                0          1,200          1,750            100            150
           Postage & Delivery            1,200          2,700          2,975            225            250
       Telephone Service & LD            2,100          4,800          5,350            400            450
  Subtotal Office Expense                5,100         28,200         30,400          2,350          2,550

DEVELOPMENT:
              Research Travel            1,800          3,600          3,600            300            300
         P.R. & Entertainment            1,800          3,600          3,600            300            300
  Subtotal Development                   3,600          7,200          7,200            600            600

GENERAL & ADMINISTRATIVE:
                      Housing            3,000          6,000          6,000            500            500
             Travel Allowance            1,500          3,600          3,000            250            250
             Health Insurance            3,060          6,135          6,149            511            512
               Misc. Expenses              840          1,680          1,680            140            140
  Subtotal G & A Expense                 8,400         16,815         16,829          1,401          1,402

OVERHEAD EXPENSE:
*         Liability Insurance                0          6,000          6,000            500            500
**        Accounting Services            1,750         12,000         20,250          1,000          1,750
                        Legal            1,500          3,000          3,000            250            250
  Subtotal Overhead                      3,250         21,000         29,250          1,750          2,500
                                                                               ------------    -----------
TOTAL OVERHEAD EXPENSE                 $24,350       $135,840       $166,970        $11,320        $14,150
OFFICE START-UP COST                                  $25,000
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

TTL. OVERHEAD PAID OUT OF 1ST PROFITS           $352,160

*Assume coverage by Pace Policy - Incremental cost estimated
**Assume serviced by Pace in-house - Incremental cost estimated
                                                                  REVISED 7/6/95